EXHIBIT 23.7

June 29, 2011

Lashou Group Inc.

Room 1003, H Building (North), Time Fortune

Jia-6 Shuguang Xili

Chaoyang District, Beijing 100028

People’s Republic of China

Ladies and Gentlemen:

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, I hereby consent to the references of my name in the Registration Statement on Form F-1 (the “Registration Statement”) of Lashou Group Inc. (the “Company”), and any amendments thereto, which indicate that I have accepted the nomination to become a director of the Company. I further agree that immediately upon the effectiveness of the Company’s Registration Statement on Form F-1, I will serve as a member of the board of directors of the Company.

Sincerely Yours,

/s/ Herman Yu

Name: Herman Yu